EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in Registration Statement Nos. 333-130294 and 333-183275 on Form S-3 and Registration Statements Nos. 333-33270, 333-143527, and 333-159948 on Forms S-8 of CECO Environmental Corp. of our report dated March 21, 2013, with respect to our audits of the consolidated financial statements of Met-Pro Corporation and its wholly-owned subsidiaries as of January 31, 2013 and 2012 and for each of the years in the three-year period ended January 31, 2013 and our report dated March 21, 2013 with respect to our audit of the effectiveness of internal control over financial reporting of Met-Pro Corporation and its wholly-owned subsidiaries as of January 31, 2013, which reports are incorporated by reference in this Form 8-K/A.

/s/ Marcum LLP

Marcum LLP

Bala Cynwyd, Pennsylvania

November 13, 2013